Exhibit 99.1

January 23, 2002

Endocardial Solutions Reports Fourth Quarter & 2001 Earnings Results

Sales Up 58% Over Q4'00 and Up 57% For Year

EnSite Catheter Sales Up 87%

MINNEAPOLIS / ST.PAUL -- Endocardial Solutions, Inc. (Nasdaq: ECSI) today reported net sales for the fourth quarter 2001 of $6,896,000, compared with $4,369,000 for the same period of 2000.  The loss for the fourth quarter was $1,532,000, or $.10 per share, compared with a net loss of $1,880,000, or $.15 per share, for the same period of 2000.

Net sales for the year ended December 31, 2001 were $22,893,000, compared with $14,563,000 for 2000.  The net loss for the year was $8,479,000 or $.60 per share, compared with $10,311,000, or $.92 per share, for 2000.

"This was our breakout year!  We are very pleased to announce record results in virtually every area of our business this quarter," said Jim Bullock, President and Chief Executive Officer.

"During the quarter we sold a record 24 EnSite systems which brings our worldwide total to 214.  Additionally, EnSite catheter sales were 20% over last quarter and 87% over the prior year," said Bullock.

"Our company margins continue to be strong, driven by record catheter margins for the quarter of 67%.  We are beginning to enjoy increasing operating leverage in our U.S. business while making progress in our direct European business model.  By mid-2002 we expect to see our investment in Europe pay off," continued Bullock.

"We also introduced a very important software product, 'Precision', during the quarter that has dramatically improved the geometry and navigational visualization of the EnSite system.  Our two- to three-year product development plan is expected to add significant advancements in the clinical utility of the EnSite and additional capabilities that will solidify our position as the innovator in cardiac electrophysiology," concluded Bullock.

The U.S. Food and Drug Administration cleared the EnSite 3000® System for use in diagnostic mapping of complex arrhythmias in the right atrium of the heart during the second quarter 1999.  The EnSite 3000® System and catheter have been available to electrophysiologists in Europe since the second quarter 1998.

Based in St. Paul, Minnesota, Endocardial Solutions (www.endocardial.com) develops, manufactures and markets technology for diagnostic mapping of complex arrhythmias (abnormally rapid heartbeats caused by irregular electrical activity in the heart).  The EnSite 3000® System provides a 3D graphical display of the heart’s electrical activity.

The discussion above contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding gross margins, operating expenses and revenue expectations, that involve a number of risks and uncertainties.  A number of factors should be considered in conjunction with these forward-looking statements.  These factors are set forth in the cautionary statements included in Exhibit 99 to Endocardial Solutions’ Form 10K/A for the year ended December 31, 2000, filed with the Securities and Exchange Commission.  Endocardial Solutions cautions investors and others to review the statements set forth in that report and that other factors may prove to be important in affecting the business and results of operations of Endocardial Solutions.

Contacts:

Jim Bullock, President and CEO, Endocardial Solutions (651) 523-6928

                jbullock@endocardial.com

Brenda Gutzke, Investor Relations, Endocardial Solutions (651) 523-6959

                bgutzke@endocardial.com

Endocardial Solutions, Inc.

Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended
	December 31, 2001	December 31, 2000

Revenue	$6,895,802	$4,368,568

Cost of goods sold	2,652,778	1,844,905
Gross profit	4,243,024	2,523,663

Operating expenses:
Research and development	1,354,836	1,028,510
General and administrative	516,504	458,971
Sales and marketing	3,958,293	2,940,028
Operating loss	(1,586,609)	(1,903,846)

Other income (expense):
Interest income	86,519	193,498
Interest expense	(31,800)	(169,888)
	54,719	23,610

Net loss for the period	$(1,531,890)	$(1,880,236)

Net loss per share - basic and diluted	$(0.10)	$(0.15)

Weighted average shares outstanding	14,832,416	12,239,674

	For the Twelve Months Ended
	December 31, 2001	December 31, 2000

Revenue	$22,893,306	$14,562,894

Cost of goods sold	9,241,039	7,174,431
Gross profit	13,652,267	7,388,463

Operating expenses:
Research and development	5,271,169	4,459,737
General and administrative	2,266,907	2,073,795
Sales and marketing	14,750,075	11,093,095
Operating loss	(8,635,884)	(10,238,164)

Other income (expense):
Interest income	318,208	604,691
Interest expense	(161,367)	(677,674)
	156,841	(72,983

Net loss for the period	$(8,479,043)	$(10,311,147)

Net loss per share - basic and diluted	$(0.60)	$(0.92)

Weighted average shares outstanding	14,211,318	11,212,420

Selected Balance Sheet Data

(Unaudited)

	December 31, 2001	December 31, 2000

Cash and cash equivalents	$4,550,059	$10,759,128
Working capital	6,341,165	7,272,956
Total assets	15,797,007	21,356,333
Total liabilities	7,081,208	11,492,164
Stockholders' equity	8,715,800	9,864,169